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                                                                    Exhibit 99.1
                                [TRU-SERV LOGO]

                                EARNINGS RELEASE

                                           For more information, contact:
                                           Shelley Hughes
                                           TruServ Corporation
                                           (773) 695-5258

            TRUSERV ANNOUNCES FIRST HALF AND SECOND QUARTER EARNINGS
                     CO-OP REPORTS CONTINUED DEBT REDUCTION

         CHICAGO, AUG. 1, 2003 - TruServ Corporation reported today June 28, 2003 year-to-date net margin of $20.8 million versus $15.1 million for the same six-month period a year ago--a profit improvement of $5.7 million on year-to-date revenue of $1.0 billion versus $1.1 billion for the same period a year ago.

         TruServ also reported a net margin of $24.7 million for the quarter ended June 28, 2003, versus $10.4 million for the same period a year ago. The co-op also reported $566.5 million in revenue for the quarter, down from $588.0 million for the same period a year ago.

         The co-op reported a net margin of $7.7 million for the month ended June 28, 2003 compared to $6.9 million for the same period a year ago. TruServ reported revenue of $214.8 million for the month, a slight increase compared to $214.4 million for the same period a year ago.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "We continue to lower the breakeven point of our business through a variety of initiatives, while enhancing our product and service offerings to the membership. Our second quarter earnings were favorably impacted by $6.9 million of accelerated gain amortization due to the April exit of our BMA non-compete agreements."

          "Our total debt on June 28, was $219.8 million and was $208.9 million below our total debt level of $428.7 million at the same time last year," said Chief Financial Officer Dave Shadduck. "And for the first time since before the merger in mid-1997, we didn't have any month-end borrowings on our revolving credit facility."

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.2 billion in 2002. The TruServ cooperative includes approximately 6,400 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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